Exhibit 99.3

IBERIABANK Corporation

2005 Stock Incentive Plan

SAR Award Agreement

Award No.

You (the “Participant”) are hereby awarded Stock Appreciation Rights subject to the terms and conditions set forth in this agreement (the “Award”) and in the IBERIABANK Corporation 2005 Stock Incentive Plan (“Plan”). A copy of the Plan is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option. This Award is conditioned on your execution of this Award Agreement.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of IBERIABANK Corporation (the “Company”) or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award Agreement.

1. Individualized Terms. This portion of your Award is being granted pursuant to Section 7 of the Plan, and shall have the following terms:

Name of Participant

Date of Award	, 200 .

Number of Shares measuring the value of this SAR	Shares (“SAR Shares”).

Base Price for SARs	$ . per Share.

Vesting	Subject to acceleration as provided in the Plan and Section 2 below, you shall become vested in this Award at the rate of % (up to a maximum of 100%) on each of the next annual anniversaries of the Date of Award, provided that your Continuous Service has not terminated for any reason on or before the particular vesting date.

2. Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

(a)	100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

Stock Appreciation Rights Award

IBERIABANK Corporation

2005 Stock Incentive Plan

(b)	% vested if your Continuous Service ends due to your retirement at or after you have attained the age of and completed at least full years of Continuous Service;

(c)	according to the following schedule if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control:

Date on which Your Involuntary Termination Occurs (by reference to Date of Award)	Portion of Your Award As to which Vesting Accelerates
Before 1st Anniversary	0%
Between 1st and 2nd Anniversary	50%
After 2nd Anniversary	100%
<Other desired Schedule?>

3. Vesting and Exercise of Your Award. No Shares will be issued and no cash will be paid to you before your Award vests in accordance with Section 1 or 2 above and is exercised. To the extent you have vested in this Award, you may exercise it at any time and from time to time in accordance with the Plan, using the exercise form attached hereto as Exhibit C. The amount you receive upon exercise will equal the product of –

(a)	the number of SAR Shares that you designate for exercise, and

(b)	the excess of the Fair Market Value of a Share on the date of exercise over the Base Price stated in Section 1 above

4. Form of Payments to You. The Company will make any payment to you under this Award in the form of Shares, with cash paid in lieu of fractional Shares. Any Shares that you receive will be free from vesting restrictions (but subject to such legends as the Company determines to be appropriate). Notwithstanding the foregoing, the Company will not issue Share certificates to you unless you have made arrangements satisfactory to the Committee to satisfy any applicable tax withholding obligations.

5. Failure of Vesting Restrictions By executing this Award, you acknowledge and agree that if your Continuous Service terminates under circumstances that do not result in accelerated vesting pursuant to Section 2 above, you will irrevocably forfeit any and all unvested rights under this Award, and this Award will immediately become null, void, and unenforceable.

6. Long-term Consideration for Award. [OPTIONAL] The Participant recognizes and agrees that the Company’s key consideration in granting this Award is securing the long-term commitment of the Participant to serve as a             [include job title or description of the Participant] who will advance and promote the Company’s business interests and objectives. Accordingly, the Participant agrees to the following as a material and indivisible part of the consideration associated with this Award:

(a) Fiduciary Duty. During his or her employment with the Company the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

Stock Appreciation Rights Award

IBERIABANK Corporation

2005 Stock Incentive Plan

(b) Confidential Information. The Participant recognizes that by virtue of his or her employment with the Company, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. The Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company.

(c) Non-Solicitation of Customers. The Participant recognizes that by virtue of his or her employment with the Company he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during his or her employment. The Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. The Participant further agrees that during his or her employment with the Company the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. The Participant also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his or her employment with the Company, the Company’s customers. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d) Non-Solicitation of Employees. The Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending two (2) years after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

Stock Appreciation Rights Award

IBERIABANK Corporation

2005 Stock Incentive Plan

(e) Survival of Commitments; Potential Recapture of Award and Proceeds. The Participant acknowledges and agrees that the terms and conditions of this Section regarding confidentiality and non-solicitation [and non-competition] shall survive both (i) the termination of Participant’s employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. The Participant acknowledges and agrees that the grant of Options in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award;

(iii)	recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(f) Acknowledgement. The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company.

7. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to his or her interest in the SAR< awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

8. Investment Purposes. By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to this Award will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

9. Not a Contract of Employment. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any

Stock Appreciation Rights Award

IBERIABANK Corporation

2005 Stock Incentive Plan

right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

10. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows:

(a)	if to the Company, at the address set forth on the signature page, to the attention of: Committee of the IBERIABANK Corporation 2005 Stock Incentive Plan ;

(b)	if to you, at the address set forth below your signature on the signature page. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

11. Binding Effect. Every provision of this Award shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12. Modifications. This Award Agreement may be modified or amended at any time, provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Option.

13. Headings. Headings shall be ignored in interpreting this Award.

14. Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

15. Governing Law. The laws of the State of Louisiana shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

16. Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

17. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

Stock Appreciation Rights Award

IBERIABANK Corporation

2005 Stock Incentive Plan

18. Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award and the Plan.

IBERIABANK Corporation

By:
Name:
Title:

Company Address:

The undersigned Participant hereby accepts the terms of this Award and the Plan.

By:

Name of Participant:

Participant Address:

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit A

Plan Document

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit B

Plan Prospectus

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit C

Form for Exercise of SARs

IBERIABANK Corporation

    Attention: 2005 Stock Incentive Plan Committee

<Address>

________ ____ ______

Dear Sir or Madam:

The undersigned elects to exercise his/her Stock Appreciation Rights with respect to              shares of Common Stock of IBERIABANK Corporation (the “Company”) under and pursuant to an SAR Agreement dated as of                     .

The undersigned recognizes and agrees that the Company will satisfy its obligations arising from this exercise notice through issuing shares of its Common Stock, with the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) to be as follows:

Name:

Address:

Social Security Number

Very truly yours,

Date	SAR Holder

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit D

Designation of Beneficiary

In connection with the STOCK OPTION AWARD AGREEMENT (the “Award Agreement”) entered into on             , 200   between IBERIABANK Corporation (the “Company”) and                     , an individual residing at                      (the “Participant”), you hereby designate the person specified below as the beneficiary of the Participant’s interest in a stock option to purchase              Shares (as defined in the 2005 Stock Incentive Plan ) of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Participant.

Name of Beneficiary:

Address:

Social Security No.:

You understand that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by you, including by delivery to the Company of a written designation of beneficiary executed by you on a later date.

Date:
By:
[Participant Name]

Sworn to before me this

     day of                     , 200

Notary Public

County of

State of